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Exhibit 3.1 Articles of Incorporation


                          CERTIFICATE OF INCORPORATION
                                       OF
                             AUTO DATA NETWORK INC.

         FIRST. The name of the Corporation is Auto Data Network Inc.

         SECOND. Its registered office in the State of Delaware is to be located at 30 Old Rudnick Lane in the City of Dover, County of Kent. The Registered Agent in charge thereof is CorpAmerica, Inc., 30 Old Rudnick Lane, Dover, Delaware, 19901.

         THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH. The total number of shares of all classes of capital stock which the corporation shall have the authority to issue is 100,000,000 shares consisting of: (1) 75,000,000 shares of Common Stock, par value $0.001 per share and (2) 25,000,000 shares of Preferred Stock, par value $0.001 per share. The Preferred Stock shall be issuable in one or more series with such powers, designations, preferences, rights, qualifications, limitations or restrictions as may be determined in the board's sole discretion, with no further authorization by stockholders required for the creation and issuance thereof. When required by law and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the board shall have the express authority to execute, acknowledge and file a certificate of designations, preferences, rights, qualifications, limitations or restrictions of the Preferred Stock.

         FIFTH. The name and mailing address of the incorporator is as follows:

                                    CorpAmerica, Inc.
                                    30 Old Rudnick Lane
                                    Dover, DE, 19901


         SIXTH. The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

         SEVENTH. No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by the applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, filed and record this Certificate and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this Twenty ninth day of November 2004